Exhibit 99.1

Press Release

Houston Exploration Elects Thomas A. McKeever
to Board of Directors

Houston, Texas – February 4, 2005 – The Houston Exploration Company (NYSE:THX) today announced the election of Thomas A. McKeever to its board of directors, effective February 1, 2005. The addition of Mr. McKeever expands the size of the company’s board to eight members.

Mr. McKeever currently serves as executive chairman of Sempra Metals Group, a global metals trading business headquartered in London. A veteran of the precious metals and engineering business, Mr. McKeever was formerly employed with German-based Metallgesellschaft Group, MG plc, and Enron Europe Limited. The majority of his career was spent at AMAX, Inc., where he served in a variety of positions, including executive vice president and as a director of the company’s board. Earlier in his career he was employed at JWP, a utility holding company in New York and at Arthur Andersen & Co.

“I want to welcome Tom to the board and look forward to the broad industry and business experience he will contribute to the company, especially with regard to the intricacies of hedging and gas marketing,” commented William G. Hargett, Houston Exploration chairman and chief executive officer.

Mr. McKeever received a Bachelor of Science degree from Fordham University in 1965 and a Certified Public Accountant license from New York State in 1968.

The Houston Exploration Company (NYSE: THX) is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Rocky Mountains, the Arkoma Basin, and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas. For more information, visit the company’s Web site at http://www.houstonexploration.com.

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Contact:	The Houston Exploration Company Melissa Reynolds 713-830-6887 mreynolds@houstonexp.com